UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 26, 2011

SKULLCANDY, INC.

(Exact name of registrant as specified in charter)

Delaware	001-35240	56-2362196
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 West Ute. Blvd, Suite 250 Park City, Utah	84098
(Address of principal executive offices)	(Zip Code)

(435) 940-1545

(Registrant’s telephone number, including area code):

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 26, 2011, Skullcandy, Inc., a Delaware corporation (“Skullcandy”), Skullcandy International AG, a company organized under the laws of Switzerland and wholly-owned subsidiary of Skullcandy (“Skullcandy AG”) and 57 North AB, a company organized under the laws of Sweden (“57N”) entered into a Share Purchase Agreement (the “Purchase Agreement”), pursuant to which Skullcandy AG purchased all of the outstanding capital stock of Kungsbacka 57 AB, a wholly-owned subsidiary of 57N (“Kungsbacka”). Prior to entering into the Purchase Agreement, 57N assigned all of its rights, duties and obligations under Skullcandy’s International Distribution Agreement, dated November 13, 2006 (the “Distribution Agreement”), to Kungsbacka. As a result of this acquisition, Skullcandy acquired the distribution rights in Europe, excluding the sales agency rights for the consumer electronics channel in Sweden, Finland, Denmark and Norway, enabling it to take direct control of its European business. In addition, as part of the acquisition, Skullcandy acquired certain key employees and customer lists. The aggregate purchase price was $18.6 million in cash, which included a payment of $2.9 million for Skullcandy product inventory held by 57N and $700,000 in related value added taxes. $500,000 of the purchase price was placed in an indemnity escrow account which expires on December 31, 2012 (the “Escrow Account”).

Representations, Warranties and Indemnities. Each of Skullcandy AG and 57N made customary representations and warranties in the Purchase Agreement. The representations made by Skullcandy AG and 57N generally survive until December 31, 2012. Skullcandy AG and 57N have agreed to indemnify one another against losses relating to breaches of their respective representations and warranties, subject to certain limitations. Claims for indemnification by Skullcandy AG will generally be limited to recovery from the Escrow Account.

Covenants. 57N has agreed to not, and to cause its affiliates to not, until December 31, 2016, engage in the distribution of audio headphones in Europe, other than as currently conducted or pursuant to the Sales Agency Agreement described below, or solicit or employ any employee of Skullcandy AG or Skullcandy. 57N has also agreed to not, and to cause its affiliates to not, for five years, market, solicit the purchase of, sell or offer to sell headphone products to any customers of the Skullcandy AG or Skullcandy, (ii) solicit, attempt to solicit, call on, divert or attempt to divert from Skullcandy or any of its affiliates or its successors in interest, any customers or suppliers of the Skullcandy AG or Skullcandy, or (iii) in any way interfere with, disrupt or attempt to disrupt any relationships between Skullcandy or any of its affiliates and any of the customers or suppliers or other individuals or entities with whom its deals with in connection with its business.

Ancillary Agreements. In connection with the acquisition, Skullcandy AG and 57N entered into a Transition Services Agreement, pursuant to which 57N will provide certain transition services to Skullcandy AG until December 31, 2011. Skullcandy AG and 57N also entered into a Sales Agency Agreement, effective January 1, 2012, pursuant to which 57N will be the exclusive sales agent for Skullcandy products in the consumer electronics sales channel in Sweden, Finland, Denmark and Norway. Certain key employees of 57N have entered into non-compete and non-solicitation agreements with Skullcandy AG that will expire in December 31, 2013.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, filed as Exhibit 2.1 hereto and incorporated herein by reference. The Purchase Agreement has been included to provide investors with information regarding its terms, however it is not intended to provide any other factual information about Skullcandy, Skullcandy AG, 57N or Kungsbacka. The Purchase Agreement contains representations and warranties of each of Skullcandy AG and 57N which are qualified by information in confidential disclosure letters delivered in connection with signing the Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 9.01	Exhibits.

(d) Exhibits

2.1	Share Purchase Agreement, dated August 26, 2011, by and among Skullcandy, Inc., Skullcandy International AG, and 57 North AB

99.1	Press Release dated August 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2011

SKULLCANDY, INC.

	By:	/s/ Mitch Edwards
Mitch Edwards
Chief Financial Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Share Purchase Agreement, dated August 26, 2011, by and among Skullcandy, Inc., Skullcandy International AG and 57 North AB

99.1	Press Release dated August 31, 2011.